Exhibit 10.1
AMENDMENT ONE TO THE
FEDERAL HOME LOAN BANK OF ATLANTA
BENEFIT EQUALIZATION PLAN

THIS AMENDMENT to the Federal Home Loan Bank of Atlanta Benefit Equalization Plan, as amended and restated effective January 1, 2018 (the “Plan”) is adopted by the Board of Directors (the “Board”) of the Federal Home Loan Bank of Atlanta (the “Bank”) effective as of the date set forth herein:

WITNESSETH:

WHEREAS, the Bank maintains the Plan, and such Plan is currently in effect; and

WHEREAS, pursuant to Section 9.01 of the Plan, the Board may amend the Plan at any time;

NOW, THEREFORE, the Board hereby amends the Plan as follows, effective January 1, 2020:

1.

Section 5.01 is deleted and replaced as follows:

5.01    Eligible Executives who (i) were first hired or promoted to executive vice president or above on or after January 1, 2017 and are not eligible to accrue benefits under the Retirement Fund or (ii) were promoted to executive president or above on or after January 1, 2017 and accrue benefits under the qualified Retirement Fund but are not eligible to accrue benefits under the Defined Benefit Equalization Plan or (iii) were hired or promoted to senior vice president level on or after January 1, 2018, ((i), (ii) and (iii) an “Executive Retirement Plan Participant”), shall receive additional executive retirement benefits under this Article V.

2.

Section 5.02(a) is amended by deleting the first paragraph preceding the numbered list and replacing it as follows:

(a)
Provided that an Executive Retirement Plan Participant has met the requirements to receive elective deferral and employer contributions and other benefits as set forth in Article IV, above, an eligible Executive Retirement Plan Participant at the executive vice president level or above not accruing benefits under the Retirement Fund shall receive an Executive Retirement Plan Benefit equal to (i) plus (ii) below:

3.

The following new Section 5.02(b) is added immediately following Section 5.02(a), and the existing Section 5.02(b) is renumbered as Section 5.02(c):

(b)    Provided that an Executive Retirement Plan Participant has met the requirements to receive elective deferral and employer contributions and other benefits as set forth in Article IV, above, an eligible Executive Retirement Plan Participant at the executive vice president level or above accruing benefits in the qualified Retirement Fund shall receive an Executive Retirement Plan Benefit equal to (i) plus (ii) below:

(i)	12% of any bonuses paid in the current Plan Year to an eligible Executive Retirement Plan Participant;

(ii)
6% of such Executive Retirement Plan Participant’s Compensation earned during the current Plan Year, offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under Section 4.03(b) of this Plan, and offset by the amount of any employer non-elective contribution contributed on behalf of such Executive Retirement Plan Participant under the Savings Plan.

4.

The following new Appendix B is added:

APPENDIX B

This Appendix B shall be used for purposes of determining the benefit of W. Wesley McMullan, the Chief Executive Officer of the Bank (the “Covered Participant”) in lieu of any other benefit or calculation under Article III of the Plan.

B.01    In lieu of the formula set forth in Section 3.01 of the Plan, the Covered Participant’s benefit shall be the excess of (a) over (b), as determined by the Committee, where:

(a)
is the lump sum equivalent of the Covered Participant’s annual pension benefit under the Retirement Fund with such single lump sum payment determined as of the date of the Covered Participant’s Termination of Employment (or death, if earlier). Such benefit shall be calculated using the High-3 Year Average Formula as such was in effect on December 31, 2019, provided however that such formula and actuarial factors shall be adjusted as set forth in Section B.02 below and calculated as if the Retirement Fund’s provisions were administered without regard to the Code Limitations.

(b)
is the amount of the Covered Participant’s annual benefit under the Retirement Fund, calculated as though the Covered Participant had elected a single lump sum payment that is the equivalent of an immediate annuity of such Covered Participant’s annual benefit under the Retirement Fund, with such single lump sum payment determined as of the date of the Covered Participant’s Termination of Employment (or death, if earlier).

B.02    For purposes of Section B.01(a) above, the following shall apply to the Covered Participant:

(a)	The amount of the Covered Participant’s High-3 Average Salary shall be exactly $1,926,215 (determined as set forth below and disregarding any changes in compensation, Base Salary, or other earnings):

High-3 Average Salary Calculation for Covered Participant

Year	Base Salary	Annual Bonus	Deferred Bonus	Total Plan Salary
2017	$816,000	$749,099	$0	$1,565,099
2018	$835,000	$784,498	$0	$1,619,498
2019*	$935,000	$829,375	$829,673	$2,594,048
High-3 Average Salary				$1,926,215

* 2019 Plan Salary Includes 2016-2018 Deferred Bonus

(b)
For purposes of calculating the Covered Participant’s lump sum benefit, the applicable interest rate shall be the minimum present value segment rates in effect for plan years beginning in August 2019, which for clarification were 2.09, 3.00, and 3.61, regardless of any subsequent changes.

(c)	For purposes of calculating the Covered Participant’s lump sum benefit, the applicable mortality table shall be the table in effect as of December 31, 2019, regardless of any subsequent changes.

B.03    Notwithstanding any optional forms of payment set forth in Article III, the Covered Participant shall not be permitted to elect any form of payment other than a single lump sum, paid at the time set forth in Section 3.08 of the Plan.

B.04    In the event the Covered Participant is reemployed by the Bank after receiving his lump sum benefit under this Appendix B, the Covered Participant shall thereafter be ineligible to accrue any further benefit under Article III or this Appendix B.

B.05    For clarification, these provisions affect only the Covered Participant’s benefits under Article III of the Plan and do not purport to amend or change the terms of the Retirement Fund.

*    *    *    *    *

IN WITNESS WHEREOF, the Bank has adopted this Amendment on the date shown below, but effective as of the date indicated above.

FEDERAL HOME LOAN BANK OF ATLANTA

By:
Its:

Date:

ATTEST:

_____________________________